G/O International, Inc.
                            Press Release
                          February 20, 2002


         G/O International, Inc., (OTCBB symbol "GOII") announced today that it has entered into a Memorandum of Understanding with PDH International, Inc., a Georgia corporation with headquarters in Miami Florida ("PDH"), and the holders of approximately 70% of the issued and outstanding capital shares of PDH (the "PDH Majority Shareholders"), pursuant to which GOII has agreed to acquire such PDH Majority Shareholders' shares of PDH in exchange for shares of GOII. GOII intends to acquire the remaining 30% of the issued and outstanding shares of PDH from its respective shareholders, thereby making PDH a wholly owned subsidiary of GOII (the "Reorganization").

         In addition, GOII has entered into a five year consulting agreement ("Consulting Agreement") with Southwest Venture Reification, Inc., an Arizona corporation ("SWVR") owned by three of the GOII's principal shareholders. Pursuant to the Consulting Agreement, SWVR, through its principals and employees, has agreed to provide certain acquisition consulting and finder services to GOII in exchange for the following compensation: (i) payment of $4,000 per person/day during which services are rendered, payable in cash or shares at the rate calculated at 50% of the average previous thirty day closing bid price of GOII's shares of common stock; (ii) certain finder's fees based on total transaction value, and; (iii) a one time finder's fee payable in connection with the proposed transaction with PDH, payable in shares of GOII's common stock through the issue of warrants to purchase up to 25% of GOII's issued and outstanding shares of common stock, which, if the transaction with PDH is completed, will equal a total of 2,241,794 shares.

         Pursuant to the terms of the Memorandum of Understanding: (i) GOII will reverse split its currently issued and outstanding shares of common stock, along with shares issuable to SWVR, in the approximate ratio of .45 shares for each 1 share issued and outstanding, resulting in a total of 4,000,000 post split shares being held by the GOII existing shareholders and SWVR, (ii) GOII will issue to the shareholders of PDH a total of 12,000,000 GOII shares or warrants to purchase GOII shares in exchange for all of the issued and outstanding shares and outstanding warrants of PDH. To the extent that existing holders of PDH warrants do not exercise such warrants, GOII will issue its warrants having identical terms, including exercise price. Consequently, if GOII is successful in acquiring 100% of the issued and outstanding capital shares of PDH in the Reorganization, it will have issued a total of 16,000,000 of its post-split shares of common stock issued and outstanding. In addition, upon completion of the
     Reorganization: (i) G/O will likely change its name to a name selected by the PDH Majority Shareholders; (ii) the current directors and officers of GOII will resign and appoint in their respective vacancies individuals designated by the PDH Majority Shareholders, and; (iii) G/O will transfer out its existing subsidiaries.

         Concurrent with the execution of the Reorganization Agreement, G/O executed a Placement Agreement with SEGOES Securities, Ltd., a Cayman Islands based securities brokerage firm and member of the Cayman Islands Stock Exchange ("SEGOES") pursuant to which SEGOES has agreed to serve as placement agent in procuring a financing of up to $500,000 through the placement of GOII's 13% one year convertible debentures (the "Financing") to be conducted on a "best efforts" basis.

         PDH is engaged in the licensing, development and commercialization of products and technologies that are improvements to already existing products, selling within established markets.

         PDH is currently commercializing the following two technologies:

       (i) RNG 241-a patented random number generator based upon the spontaneous alpha-decay of radioactive isotopes such as Am 241. RNG241 is being developed to target the existing markets in:
            (a) data storage, (b) data communication, (c) mathematical statistics (including gaming), and (d) mathematical simulation of natural phenomena and technological processes.

       (ii) DEXWET-a patent pending wet filter device intended for retrofit onto the exhaust outlet of printers and copiers for the purpose of filtering emissions of toner and positive ion discharge (both of which have been found to contribute to health problems) upon operation of printers and copiers.

         Additional information regarding PDH can be viewed on the Company's Web Site: www.pdhint.com.


      For further information contact:
         G/O INTERNATIONAL, INC.
         Mr. Jack Burns, President
         11849 Wink
         Houston, Texas 77024
         713-723-1204

         PDH INTERNATIONAL, INC.
         Mr. Thomas Nowak
         1250 East Hallandale Beach Blvd, PH2
         Hallandale, FL 33009
         954-334-0433
         FAX 954-334-0434
         tnowak@pdhint.com